PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

Supplement dated June 15, 2016
to Prospectuses dated April 29, 2016

This Supplement should be read and retained with the current Prospectus for your Annuity. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own, and is not intended to be a prospectus or offer for any other variable annuity that you do not own.  Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus and Statement of Additional Information.  If you would like another copy of the current Prospectus for your Annuity, please call us at 1-888-PRU-2888.

Liquidation of the AST Ivy Asset Strategy Portfolio

At a meeting of the shareholders of the AST Ivy Asset Strategy Portfolio (the “Portfolio”) held on June 6, 2016, shareholders approved the Plan of Substitution of the Portfolio. The Portfolio will be liquidated as of the close of business on June 24, 2016 (the “Liquidation Date”).  On or prior to the Liquidation Date, a Contract Owner may transfer Account Value allocated to the Portfolio to another investment option permitted under a Contract, without such transfer counting towards the number of permitted transfers per year.  Under the Plan of Substitution, any Account Value not transferred to another investment option as of the Liquidation Date will be automatically transferred to the AST Money Market Portfolio on the Liquidation Date.  Any Account Value transferred from the Portfolio as a result of the Plan of Substitution, including applicable transfers into or out of the AST Money Market Portfolio, will not be counted as one of the free transfers allowed to Contract Owners, provided that the transfer occurs within 90 days of the Liquidation Date.  As of the close of business on the Liquidation Date, all references to the AST Ivy Asset Strategy Portfolio are removed from the Prospectus and Statement of Additional Information.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE

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